Exhibit 29

           SOLICITED ON BEHALF OF ARIE GENGER AND BARNARD J. GOTTSTEIN

                           COMBINED EXTRAORDINARY AND
                     ANNUAL GENERAL MEETING OF SHAREHOLDERS
                           OF ESC MEDICAL SYSTEMS LTD.

                           To Be Held on June 23, 1999

                                 PROXY STATEMENT

     This Proxy Statement is furnished by Mr. Arie Genger and Mr. Barnard J. Gottstein to the holders of Ordinary Shares, par value NIS 0.10 (the "Ordinary Shares"), of ESC Medical Systems Ltd. (the "Company"), in connection with the solicitation of proxies for use at the Combined Extraordinary and Annual General Meeting of Shareholders of the Company (the "Meeting") to be held in the United States at the Inter-Continental Hotel, 111 East 48th Street, New York, New York, USA on June 23, 1999, at 10:00 a.m. local time, subject to adjournment if no quorum is present.

     At the Meeting, registered shareholders of the Company will be asked, among other things, to vote upon the following matters: (1) to elect to the Board of Directors of the Company the following persons proposed by Messrs. Genger and
Gottstein: Aharon Dovrat, Philip Friedman, Thomas Hardy, Darrell S. Rigel, M.D., S.A. Spencer, Mark H. Tabak and Professor Zehev Tadmor; (2) to increase the Company's share capital by NIS 2,000,000 and to divide such newly authorized share capital into 20,000,000 Ordinary Shares, par value NIS 0.10, by making the relevant amendments to the Company's Memorandum and Articles of Association; (3) to amend the Articles by adopting certain indemnification provisions; (4) to reappoint Luboshitz, Kasierer & Co. as the Company's independent accountants for the current fiscal year and authorize the Board of Directors to fix their compensation; (5) to approve the employment and termination protection agreements of two executive officers of the Company who are also directors and shareholders of the Company; (6) to indemnify directors with respect to certain litigation; (7) to review and consider the Auditors' Report, the Directors' Report and the Company's Consolidated Financial Statements for 1998; and (8) to transact such other business as may properly come before the Meeting and any adjournment thereof, all as more fully described below.

     A form of proxy for use at the Meeting and a return envelope for the proxy are also enclosed. By appointing "proxies," shareholders may vote their Ordinary Shares at the Meeting whether or not they attend. Upon the receipt of a properly signed and dated proxy in the form enclosed, the persons named as proxies therein will vote the Ordinary Shares represented thereby in accordance with the instructions of the shareholder indicated thereon, or if no direction is indicated, in accordance with Messrs. Genger's and Gottstein's recommendations as indicated below in this Proxy Statement.

                               Page 21 of 34 Pages

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     Each of Michael Zellermayer, Avi D. Pelossof and Yoram Ashery (of
Zellermayer & Pelossof, Advocates, Tel Aviv, Israel, the legal representatives of Messrs. Genger and Gottstein and proxies for the Meeting) knows of no other matters to be submitted at the Meeting, other than as specified in the Notice of Meeting enclosed with this Proxy Statement and other than the Company's proposal to have seven of the current Board's directors reelected. If any other business is properly brought before the Meeting, however, it is the intention of the persons named as proxies to vote in respect thereof in accordance with their best judgment. Shares represented by executed and unrevoked proxies will be voted. On all other matters considered at the Meeting, abstentions and broker non-votes will not be treated as either a vote "for" or "against" the matter, although they will be counted to determine if a quorum is present.

     The proxy solicited hereby may be revoked at any time prior to its exercise by means of a written notice delivered to the persons named as proxies in the proxy accompanying this Proxy Statement, c/o Zellermayer & Pelossof Advocates, Europe House, 37 King Shaul Boulevard, Tel-Aviv, Israel 64928 (telephone number is 011-972-3-693-9555; facsimile number is 011-972-3- 695-2884), by the substitution of a new proxy bearing a later date or by a request for the return of the proxy at the Meeting. Any notice of revocation and any later dated proxy filed with the persons named as proxies in the proxy accompany this Proxy Statement will be forwarded to the Company.

     Messrs. Genger and Gottstein expect to mail this Proxy Statement and the enclosed form of proxy to shareholders on or about May 29, 1999. All expenses of this solicitation will be borne by Messrs. Genger and Gottstein. In addition to the solicitation of proxies by mail, Messrs. Genger and Gottstein and officers and employees of MacKenzie Partners, Inc., as information agent for Messrs. Genger's and Gottstein's solicitation of proxies, may solicit proxies by telephone, telegraph, in person or by other means. Brokerage firms, nominees, fiduciaries and other custodians have been requested to forward proxy solicitation materials to the beneficial owners of Ordinary Shares of the Company held of record by such persons, and Messrs. Genger and Gottstein will reimburse such brokerage firms, nominees, fiduciaries and other custodians for reasonable out-of-pocket expenses incurred by them in connection therewith.

     Shareholders Entitled to Vote. Only holders of record of Ordinary Shares at the close of business on the record date to be set by the Board of Directors are entitled to notice of and to vote at the Meeting. Each Ordinary Share is entitled to one vote on each matter to be voted on at the Meeting. The Articles of Association of the Company do not provide for cumulative voting for the election of the directors or for any other purpose.

     Votes Required. (i) The proposals relating to the increase of the Company's share capital and the amendments to the Memorandum of Association and Articles of Association are special resolutions which require the affirmative vote of 75% of the Ordinary Shares of the Company voted in person or by proxy at the Meeting on the matter presented for passage. The votes of all shareholders voting on the matter will be counted. (ii) The proposals relating to the election of directors, re-appointment of Luboshitz, Kasierer & Co. as the independent public accountants of the Company and authorization of the Board of Directors to fix their

                               Page 22 of 34 Pages

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compensation, approval of the employment and termination protection agreements of two executive officers, the indemnification of directors, and approval to report on the business of the Company for the year ended December 31, 1998 and to receive and consider the Auditors' Report, the Directors' Report and the Company's Consolidated Financial Statements for the year ended December 31, 1998, are ordinary resolutions which require the affirmative vote of a majority of the Ordinary Shares of the Company voted in person or by proxy at the Meeting on the matter presented for passage. The votes of all shareholders voting on the matter will be counted, including the shares of the executive officers whose employment or termination protection agreements are proposed to be approved.

                                 PROPOSAL NO. 1:
                              ELECTION OF DIRECTORS

     The persons proposed by Messrs. Genger and Gottstein (Aharon Dovrat, Philip Friedman, Thomas Hardy, Darrell S. Rigel, M.D., S.A. Spencer, Mark H. Tabak and Professor Zehev Tadmor (collectively, the "Nominees")) have furnished information concerning their principal occupations, business addresses and other matters. Other than Mr. Dovrat, all of the nominees are United States citizens or residents and, as a result, the Company may become subject to the U.S. securities laws in the same manner as U.S. companies. Except as disclosed herein, according to executed questionnaires, (a) except for Thomas Hardy, none of the Nominees has ever served as an officer, director or employee of the Company, and (b) there are no arrangements or understandings between any Nominee and any other person pursuant to which he was selected as a Nominee or director of the Company.

     Messrs. Genger and Gottstein are unaware of any reason why any Nominee, if elected, should be unable to serve as a director. If any of the Nominees are unable to serve, the persons named as proxies in the proxy solicited by Messrs. Genger and Gottstein will vote the shares FOR the election of such other nominees as the persons named as proxies in the proxy solicited by Messrs. Genger and Gottstein may propose. All Nominees listed below have advised Messrs. Genger and Gottstein that they intend to serve as directors if elected.

Biographical Information

     Aharon Dovrat. Mr. Dovrat, age 67, is the founder and chairman of Dovrat & Company, Ltd., a privately-held investment company, and the founder and chairman of Isal, Ltd., a publicly-traded investment company, since their inception in January 1999. Between 1991 and December 1998, Mr. Dovrat served as chairman of Dovrat, Shrem & Company, Ltd., a company publicly traded on the Tel-Aviv Stock Exchange that divides its operations into the areas of investment banking and direct investment funds management, underwriting, securities and brokerage services, real estate and industry. Between 1965 and 1991, Mr. Dovrat served as president and chief executive officer of Clal (Israel) Ltd., a holding company which, by 1991, had become Israel's largest independent conglomerate, with capital of over $400 million and aggregate annual sales in excess of $2.5 billion. Mr. Dovrat serves as a member of the board of directors of OSHAP Technologies Ltd., a software company, of Technomatix Technologies Ltd.,

                               Page 23 of 34 Pages

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a software company, and of Delta Galil Ltd., a textile company. Mr. Dovrat's address is c/o Dovrat & Company, Ltd., 37 Shaul Hamelech Boulevard, Tel Aviv, Israel 64928.

     Philip Friedman. Mr. Friedman, age 50, is the founder, president and chief executive officer of Computer Generated Solutions, Inc., a privately-held company founded by Mr. Friedman in 1984 that specializes in providing comprehensive computer technology and business solutions to companies across the globe in a wide variety of industries. Mr. Friedman's address is c/o Computer Generated Solutions, Inc., 1675 Broadway, New York, New York 10019.

     Thomas Hardy. Mr. Hardy, age 53, has been a director of the Company since February 1998. Since December 1993, Mr. Hardy has served as President and Chief Operating Officer of Trans-Resources, Inc., a company founded by Mr. Arie Genger and beneficially owned by Mr. Genger and members of his family. Mr. Hardy was Executive Vice President of Trans- Resources, Inc. from 1987 to 1993 and a director and member of its Financial Advisory Committee since October 1992. Mr. Hardy was a director of Laser Industries Inc. from January 1990 until February 1998, when it merged with the Company. Mr. Hardy has also been a director of Haifa Chemicals Ltd., a wholly-owned subsidiary of Trans-Resources, Inc., since 1986. Mr. Hardy's address is c/o Trans-Resources, Inc., 9 West 57th Street, New York, New York 10019.

     Darrell S. Rigel, M.D. Dr. Rigel, age 48, has been a faculty member at New York University Medical School ("NYU") since 1979, and is currently a physician and Clinical Professor of Dermatology at NYU, and is also an Adjunct Professor of Dermatology at Mt. Sinai School of Medicine in New York City. Dr. Rigel is currently serving as president of a national medical organization. In 1996, Dr. Rigel founded Interactive Horizons, Inc., a privately-held company in the industry of interactive computer systems for which Dr. Rigel serves as its president. Dr. Rigel graduated from Massachusetts Institute of Technology with an SB and an SM in Management Information Sciences. Dr. Rigel's address is 35 East 35th Street, #208, New York, New York 10016.

     S.A. Spencer. Mr. Spencer, age 67, is the founder, chief executive officer and principal investor of Holding Capital Group, LLC, a private LBO, MBO, venture capital and investment firm founded by Mr. Spencer in 1976. Mr. Spencer serves as a member of the board of directors of Trans-Resources, Inc. Mr. Spencer's address is c/o Holding Capital Group, LLC, 104 Crandon Boulevard, Suite 409, Key Biscayne, Florida 33149.

     Mark H. Tabak. Mr. Tabak, age 49, is the founder, president and chief executive officer of International Managed Care Advisors, LLC, a company Mr. Tabak founded in 1996 that invests in and develops managed care-type delivery systems addressing mainly primary care needs in Latin America, Western and Central Europe and Asia, among other regions. Mr. Tabak is also presently affiliated with Capital Z Partners, a $3 billion fund focusing on investing in healthcare, insurance and financial services. Between 1993 and July 1996, Mr. Tabak served as president of AIG Managed Care, Inc., a subsidiary of American International Group. Between 1990 and 1993, Mr. Tabak served as president and chief executive officer of Group Health Plan.

                               Page 24 of 34 Pages

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Between 1986 and 1990, Mr. Tabak served as president and chief executive officer of Clinical Pharmaceuticals, Inc., a pharmacy benefit management company founded by Mr. Tabak in 1986. Between 1982 and 1986, Mr. Tabak served as president and chief executive officer of HealthAmerica Development Corporation. Mr. Tabak serves as a director and as a member of the audit committee of Ceres Group, a company that specializes in the health insurance industry. Mr. Tabak's address is c/o Capital Z Partners, One Chase Manhattan Plaza, 44th Floor, New York, New York 10005.

     Professor Zehev Tadmor. Professor Tadmor, age 62, is serving as a Distinguished Institute Professor at the Department of Chemical Engineering at the Technion Israel Institute of Technology, Israel's major technological scientific research university (the "Technion"), which he joined in 1968, and has served as the chairman of the board of the S. Neaman Institute for Advanced Studies in Science & Technology at the Technion since October 1998. Between October 1990 and September 1998, Professor Tadmor served as president of the Technion. Professor Tadmor serves as a member of the board of directors of Haifa Chemicals Ltd., a chemical and fertilizer company and a wholly-owned subsidiary of Trans-Resources, Inc. Professor Tadmor also serves as a member of the Technological Advisory Council of Publicard. Professor Tadmor's address is 62 Tishbi Street, Haifa, Israel 34523.

Stockholdings in the Company

     None of the Nominees beneficially own any Ordinary Shares of the Company, except as follows:

          Mr. Dovrat beneficially owns an aggregate of 20,000 Ordinary Shares (less than 1% of the 27,301,339 Ordinary Shares issued and outstanding as of March 25, 1999). Mr. Dovrat has sole voting and dispositive power with respect to all of such Ordinary Shares.

          Mr. Friedman beneficially owns an aggregate of 25,000 Ordinary Shares (less than 1% of the 27,301,339 Ordinary Shares issued and outstanding as of March 25, 1999). Mr. Friedman shares voting and dispositive power with his wife with respect to all of such Ordinary Shares.

          Mr. Hardy beneficially owns an aggregate of 54,250 Ordinary Shares (less than 1% of the 27,301,339 Ordinary Shares issued and outstanding as of March 25, 1999). Mr. Hardy has sole voting and dispositive power with respect to all of such Ordinary Shares.

          Mr. Spencer beneficially owns an aggregate of 11,000 Ordinary Shares (less than 1% of the 27,301,339 Ordinary Shares issued and outstanding as of March 25, 1999). Mr. Spencer shares voting and dispositive power with his wife with respect to all of such Ordinary Shares.


                               Page 25 of 34 Pages

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Relationships and Related Transactions

     Transactions with Management and Others. Except as otherwise disclosed in this Proxy Statement, none of the Nominees is currently involved, or has been involved since January 1, 1998, in any transaction, series of transactions or proposed transactions to which the Company or any of its subsidiaries, Mr. Gottstein or Mr. Genger (including, without limitation, Trans- Resources, Inc. and its subsidiaries) was or is to be a party.

     Certain Business Relationships. Except as set forth below, none of the Nominees is currently, or has been since January 1, 1998, involved in any business relationship with the Company or any of its subsidiaries, Mr. Gottstein or Mr. Genger (including, without limitation, Trans-Resources, Inc. and its subsidiaries).

          Mr. Hardy serves as President, Chief Operating Officer and director of Trans-Resources, Inc., for which he received compensation of $457,000 during 1998. Mr. Hardy is also a director of Haifa Chemicals Ltd., for which he receives no compensation.

          Mr. Spencer serves as a member of the board of directors of Trans-Resources, Inc., for which he receives $15,000 annually. In addition, Mr. Spencer's firm provides investment banking advice to Trans-Resources, Inc., for which his firm has received no compensation since January 1, 1998.

          Professor Tadmor serves as a member of the board of directors of Haifa Chem icals Ltd., a wholly-owned subsidiary of Trans-Resources, Inc, for which he receives $15,000 annually. In addition, Professor Tadmor is a scientific technological consultant to Trans-Resources, Inc., for which he receives a retainer fee on a month-to-month basis.

     Indebtedness of Management. None of the Nominees has been indebted to the Company or any of its subsidiaries, Mr. Gottstein or Mr. Genger (including, without limitation, Trans- Resources, Inc. and its subsidiaries) since January 1, 1998.

     At the Meeting, the following ordinary resolution will be brought before the shareholders of the Company for adoption:

     "RESOLVED, to elect the following persons to serve as members of the Board of Directors of the Company: Aharon Dovrat, Philip Friedman, Thomas Hardy, Darrell S. Rigel, M.D., S.A. Spencer, Mark H. Tabak and Professor Zehev Tadmor."

     Upon receipt of a properly signed and dated proxy and unless otherwise instructed on the Proxy, the persons named in the enclosed proxy will vote the shares represented thereby "FOR" the proposal.

                     MESSRS. GENGER AND GOTTSTEIN RECOMMEND
                          A VOTE "FOR" PROPOSAL NO. 1.

                               Page 26 of 34 Pages

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                                 PROPOSAL NO. 2:
                     INCREASE OF THE COMPANY'S SHARE CAPITAL

Information About the Proposal

     At the Meeting, the Board of Directors will proposal that the following special resolution be adopted:

     "RESOLVED, that the Company shall increase its share capital by NIS 2,000,000 (from NIS 5,000,000 to NIS 7,000,000). The newly authorized share capital shall be divided into 20,000,000 Ordinary Shares, par value NIS
     0.10 each. The Company shall replace Section 4 of the Memorandum of Association and Section 4(a) of the Articles of Association with the following:

     'The authorized Share Capital of the Company is NIS 7,000,000 divided into 70,000,000 (seventy million) Ordinary Shares, par value NIS 0.10 per share.'"

Messrs. Genger's and Gottstein's Recommendation

     Messrs. Genger and Gottstein recommend a vote "AGAINST" the Company's proposal. Currently, the Company has 50,000,000 Ordinary Shares authorized for issuance, of which approximately only 27,000,000 are currently issued and outstanding, and the Company has failed to provide any reason why the number of Ordinary Shares authorized for issuance should be increased to 70,000,000.

     Accordingly, upon the receipt of a properly signed and dated proxy and unless otherwise instructed on the proxy, the persons named in the enclosed proxy will vote the shares represented thereby "AGAINST" the proposal.

                     MESSRS. GENGER AND GOTTSTEIN RECOMMEND
                        A VOTE "AGAINST" PROPOSAL NO. 2.


                               Page 27 of 34 Pages

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                                 PROPOSAL NO. 3:
                      AMENDMENT OF ARTICLES OF ASSOCIATION

Information About the Proposal

     According to the Company, the Board of Directors at the Meeting will ask shareholders to approve an amendment to the provisions of the Company's Articles of Association dealing with indemnification of officers and directors to adopt the provisions of the New Companies Law.

     At the Meeting, the Board of Directors will propose that the following special resolution be adopted:

     "RESOLVED to amend Article 68 of the Company's Articles of Association by adding the following:

     Upon the adoption of the Companies Law on February 1, 2000, the following provisions shall come into effect:

     (a) Subject to the provision of the Companies Law, the Company shall exempt any Officer Holder from his/her liability derived from any damage resulting from any breach of his duty of care towards the Company, to the fullest extent permitted and not prohibited by Sections 258(b) and 259 of the Companies Law; and procure insurance for, or indemnify any Officer Holder to the fullest extent permitted and not prohibited by Sections 258(c), 260 and 261 of the Companies Law, or any successor provisions; provided that procurement of any such insurance or provision of any such indemnification, as the case may be, is approved by the Audit Committee of the Company and otherwise as required by Law; and procure insurance for or indemnify any person who is not an Officer Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Officer Holder."

Messrs. Genger's and Gottstein's Recommendation

     Messrs. Genger and Gottstein recommend a vote "FOR" the Company's proposal in order for Article 68 of the Company's Articles to be in accordance with the Companies Law that will become effective in February 2000.

     Accordingly, upon the receipt of a properly signed and dated proxy and unless otherwise instructed on the proxy, the persons named in the enclosed proxy will vote the shares represented thereby "FOR" the proposal.


                               Page 28 of 34 Pages

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                     MESSRS. GENGER AND GOTTSTEIN RECOMMEND
                          A VOTE "FOR" PROPOSAL NO. 3.
                                 PROPOSAL NO. 4:
                 REAPPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

                         Information About the Proposal

     According to the Company, the Board of Directors at the Meeting will ask shareholders to reappoint the accounting firm of Luboshitz, Kasierer & Co. as the independent public accountants of the Company for the fiscal year ending December 31, 1999, and authorize the Board of Directors to determine the basis of their compensation. According to the Company, Luboshitz, Kasierer & Co. has no relationship to the Company or with any affiliate of the Company, except as auditors.

     At the Meeting, the Board of Directors will propose that the following ordinary resolution be adopted:

     "RESOLVED, that the Company's independent public accountants, Luboshitz, Kasierer & Co. be, and they hereby are, reappointed as independent public accountants of the Company for the fiscal year ending December 31, 1999, and that the Board of Directors be, and it hereby is, authorized to fix the compensation of said independent public accountants in accordance with the volume and nature of their services."

Messrs. Genger's and Gottstein's Recommendation

     In light of the significant accounting irregularities between the Company's financial statements for the quarters ended December 31, 1998 and March 31, 1999, Messrs. Genger and Gottstein recommend a vote of "ABSTAIN" with respect to the Company's proposal. Shareholders deserve answers to and an explanation for the questionable discrepancies between the financial statements for the last two quarters before the Company can expect shareholders to be adequately informed in order to vote on this matter.

     Accordingly, upon the receipt of a properly signed and dated proxy and unless otherwise instructed on the proxy, the persons named in the enclosed proxy will vote the shares represented thereby "ABSTAIN" with respect to the proposal.

                     MESSRS. GENGER AND GOTTSTEIN RECOMMEND
               A VOTE OF "ABSTAIN" WITH RESPECT TO PROPOSAL NO. 4.



                               Page 29 of 34 Pages

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                                 PROPOSAL NO. 5:
                        APPROVAL OF EXECUTIVE AGREEMENTS

Information About the Proposal

     According to the Company, the Board of Directors at the Meeting will ask shareholders to approve a resolution approved by the Board of Directors and the Audit Committee as to the employment and termination protection agreements of two executive officers, Mr. Hillel Bachrach, the Executive Vice-President of Marketing, Sales and Business Development, and Ms. Karen Sarid, a Vice-President, CFO and Secretary of the Company.

     According to the Company, the Company intends to propose for shareholder approval at the Meeting a termination protection agreement with Mr. Hillel Bachrach. The agreement would provide for certain payments (generally, up to three times his annual salary and bonus) to be made to Mr. Bachrach in the event of his termination following a change of control in the Company.

     At the Meeting, the Board of Directors will propose that the following ordinary resolution be adopted:

     "RESOLVED, that the proposed terms of the termination protection agreement between the Company and Hillel Bachrach and the employment agreement between the Company and Ms. Karen Sarid presented at the Meeting of Shareholders, be, and they hereby are, approved."

Messrs. Genger's and Gottstein's Recommendation

     Messrs. Genger and Gottstein recommend a vote "AGAINST" the Company's proposal. The Company has failed to provide shareholders with sufficient information about the terms and provisions of the proposed executive agreements, and given the Company's dismal performance during the past several months, it seems inconceivable for the Company to ask shareholders to approve of employment and termination agreements which would make it more difficult and costly to make any necessary changes to management. Why should shareholders be asked to help members of management further entrench themselves in office! It appears that the only parties who would benefit if such executive agreements are approved are the executives themselves, not the shareholders.

     Accordingly, upon the receipt of a properly signed and dated proxy and unless otherwise instructed on the proxy, the persons named in the enclosed proxy will vote the shares represented thereby "AGAINST" the proposal.

                     MESSRS. GENGER AND GOTTSTEIN RECOMMEND
                       A VOTE OF "AGAINST" PROPOSAL NO. 5.

                               Page 30 of 34 Pages

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                                 PROPOSAL NO. 6:
                          INDEMNIFICATION OF DIRECTORS

Information About the Proposal

     According to the Company, the Board of Directors will ask shareholders to approve a resolution approved by the Board of Directors and the Audit Committee to grant indemnification to the directors for damages arising out of certain class action litigation and any actions against the directors relating to actions taken in response to certain SEC filings.

     At the Meeting, the Board of Directors will propose that the following ordinary resolution be adopted:

     "RESOLVED to indemnify each of Shimon Eckhouse, Karen Sarid, Kenneth Rind, Hillel Bachrach, Marshall Butler, Halley Faust, Dan Suesskind, Thomas Hardy and Benjamin Givli (all together and each separately the "Directors") in respect of the events described in any of the following Complaints: No. 98 Civ. 7909, No. 98 Civ. 7530 and No. 98 Civ. 8129, each of which was filed in the United States District Court, Southern District of New York, including any amendments thereto (collectively the "Complaints") and any claims relating thereto, for (a) any monetary obligation imposed upon any of them for the benefit of a third party by a judgment, including a settlement agreed to in writing by the Company, or an arbitration decision certified by the court, as a result of an act or omission of any of their capacity as a director or an office holder of the Company, and (b) reasonable litigation expenses, including legal fees, incurred by any of the Directors or which he/she is obligated to pay by a court order, in a proceeding brought against him/her by or on behalf of the Company or by others, in each case relating to acts or omissions of any of the Directors in his/her capacity as a director or an office holder of the Company relating to the events described in any of the Complaints and any claims relating thereto. Said indemnification shall be limited to any amounts not covered by the officer's and director's liability insurance policy for him/her which is currently in effect."

     "RESOLVED that in the event that any of Shimon Eckhouse, Hillel Bachrach, Halley Faust, Thomas Hardy, Karen Sarid, Kenneth Rind, Marshall Butler and Dan Suesskind (all together the "Directors" and each separately the "Director") of the Company becomes involved, in their capacity as an officer or a director, in any claim, suit, action, proceeding, investigation or inquiry with respect to the filing with the US Securities Exchange Commission ("SEC") of Schedule 13D, and any amendment thereto by Messrs. Arie Genger and/or Mr. Barnard Gottstein, the Company shall indemnify and reimburse any such Director for his/her legal and other expenses, to the fullest extent permitted by the Companies Ordinance [New Version], 1983-5743 and/or the Companies Law, 1999- 5759, as the case may be, as such expenses incurred by such director in connection therewith. Said indemnification shall be limited to any amounts not covered by the officer's and director's liability insurance policy for him/her which is currently in effect."


                               Page 31 of 34 Pages

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Messrs. Genger's and Gottstein's Recommendation

     Messrs. Genger and Gottstein recommend a vote "AGAINST" the Company's proposal. As written, the proposal imposes no limitations on such indemnification, regardless of the directors' culpability. In addition, the Board's silence with respect to the merits of the pending class action litigation filed against the Company has been deafening. Furthermore, it is unclear the amount of insurance coverage the Company currently has to cover its directors. While we would be willing to consider a proposal more narrowly tailored, the proposal presented to shareholders is overly broad in its scope.

     Accordingly, upon the receipt of a properly signed and dated proxy and unless otherwise instructed on the proxy, the persons named in the enclosed proxy will vote the shares represented thereby "AGAINST" the proposal.

                     MESSRS. GENGER AND GOTTSTEIN RECOMMEND
                        A VOTE "AGAINST" PROPOSAL NO. 6.



                               Page 32 of 34 Pages

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                                 PROPOSAL NO. 7:
              APPROVAL TO REPORT ON THE BUSINESS OF THE COMPANY AND
           TO RECEIVE AND CONSIDER CERTAIN REPORTS FOR THE YEAR ENDED
                                DECEMBER 31, 1998

Information About the Proposal

     According to the Company, the Board of Directors at the Meeting will ask shareholders to review and consider the Auditors' Report, the Directors' Report and the Company's Consolidated Financial Statements for 1998.

     At the Meeting, the Board of Directors will propose that the following ordinary resolution be adopted:

     "RESOLVED, that the Auditors' Report, the Directors' Report and the Consolidated Financial Statements of the Company for the fiscal year ended December 31, 1998, be, and each hereby is, received and considered."

Messrs. Genger's and Gottstein's Recommendation

     The Company has failed to provide copies of the reports referred to above. In the absence of further information, no recommendation can be made.

     Accordingly, upon the receipt of a properly signed and dated proxy and unless otherwise instructed on the proxy, the persons named in the enclosed proxy will vote the shares represented thereby "ABSTAIN" with respect to the proposal.

                     MESSRS. GENGER AND GOTTSTEIN RECOMMEND
               A VOTE OF "ABSTAIN" WITH RESPECT TO PROPOSAL NO. 7.

                                 OTHER BUSINESS

     The Meeting is called for the purposes set forth in the Notice accompanying this Proxy Statement. As of the date of this Notice, and except for the proposal of the Company's Board of Directors to have seven of them reelected, Messrs. Genger and Gottstein know of no business which will be presented for consideration at the Meeting other than for the foregoing matters. If other matters not now known properly come before the Meeting, however, it is intended that the persons named as proxies or their substitutes will vote the Ordinary Shares in accordance with their best judgment with respect to such matters.



                               Page 33 of 34 Pages

                            BIOGRAPHICAL INFORMATION
                                   CONCERNING
                           PERSONS MAKING THE PROPOSAL

     Arie Genger, age 54, is the Chairman and Chief Executive Officer of Trans-Resources, Inc. ("TRI"), a privately-owned chemical and fertilizer company that he founded in 1985. TRI has 13 manufacturing plants in the United States, Canada, France, Hungary, Spain and Israel. Through TRI, Mr. Genger is one of the largest foreign private investors in the State of Israel. In 1989, at the invitation of Laser Industries Limited's ("Laser") management, TRI purchased the largest single block of shares in Laser. At the time, Laser had a market capitalization of about $10 million and was teetering on the verge of bankruptcy. Shortly after purchasing the dominant ownership position in Laser, the new board overhauled management and refocused it on both a sales growth and an application diversification effort. The initiatives adopted by management enabled Laser to grow sales and net income (loss) from $28.9 million and ($17.2) million in 1989 to $58.7 million and $8.8 million in 1996, respectively. In the beginning of 1998, Laser merged with ESC at a valuation of about $245.1 million. Prior to founding TRI, Mr. Genger was recruited from the United States to join the Israeli government as both the assistant defense and economic minister in 1981.

     Barnard J. Gottstein, age 73, is a founding investor in ESC. In addition, in 1949 and just out of college, Mr. Gottstein took over management of J.B. Gottstein & Co., an Alaskan wholesale grocery company founded by his father in 1915. With Mr. Gottstein as Chairman and President, J.B. Gottstein & Co. eventually became the largest wholesale grocery distributor in Alaska. In 1974, Mr. Gottstein merged his wholesale business with a grocery store chain to form Carr-Gottstein, Inc. The wholesale/retail grocery business became the dominant food supplier in Alaska with annual sales of $550 million and 2,600 employees. Also, Carr-Gottstein, Inc. created Carr-Gottstein Properties, which became the largest real estate developer and owner in Alaska. In 1990, the grocery wholesale and retail operations were sold for $300 million, but Mr. Gottstein still owns and remains active in Carr-Gottstein Properties. Between 1986 and 1990, Mr. Gottstein served as President of the Alaska State Board of Education for which he was awarded an honorary Doctor of Law degree from the University of Alaska in Fairbanks. Since 1990, Mr. Gottstein has become an investor in many publicly- and privately-held companies, including ESC. In 1992, Mr. Gottstein began investing in the Company, and since then has watched the Company's progress with great interest.

                               Page 34 of 34 Pages